Exhibit 99.1

SMTA Liquidating Trust Provides Update

October 23, 2020 -- SMTA LIQUIDATING TRUST (the “Trust”) (a successor to Spirit MTA REIT (“SMTA”)) is today providing an update on its asset sale process and the distributions expected to be made by the Trust.
Since January 1, 2020, the Trust has completed the sale of eight of the 11 properties that were transferred to it by SMTA in connection with the Trust’s formation for approximately $21 million in gross proceeds. The Trust recently completed lease modifications with respect to the three remaining properties (located in The Woodlands, TX; East Humble, TX; and Henderson, NV). The Trust intends to actively market these three remaining properties with the objective of completing the monetization of its property portfolio as soon as practical.
The Trustees are pleased to announce that the Trust will make an interim liquidating distribution of $0.50 per unit of beneficial interest of the Trust. The distribution will be made no later than November 13, 2020.
As previously disclosed, the Trust’s management agreement with a wholly-owned subsidiary of Spirit Realty Capital (NYSE: SRC) has been terminated. Walker, Truesdell, Roth & Associates, Inc. (“WTR”), which served as a co-manager of the Trust since mid-April, has served as the Trust’s sole manager since September 4, 2020.
Sharon Roth of WTR stated, "On behalf of the Trustees, I wish to sincerely thank the team at Spirit Realty for all of their efforts to assist in finalizing the affairs of SMTA Liquidating Trust. We have made excellent progress in selling assets in line with the Trust’s previously estimated valuations. We anticipate completing our liquidation process and making a final liquidating distribution as soon as practical after our remaining properties are sold."
About SMTA Liquidating Trust
SMTA Liquidating Trust is a Maryland common law trust. On January 1, 2020, Spirit MTA REIT, a Maryland corporation transferred all its assets (subject to all of its liabilities) to SMTA Liquidating Trust for the benefit of the shareholders of Spirit MTA REIT pursuant to a Plan of Voluntary Liquidation. The purpose of SMTA Liquidating Trust is to liquidate its assets and distribute the net proceeds to the holders of its Liquidating Trust units.
Investor Contact:
SMTA Liquidating Trust
(646) 677-1823
investorrelations@smtaliquidatingtrust.com